UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021
Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	001-34806	39-1152983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N61 W23044 Harry’s Way, Sussex, Wisconsin 53089-3995
(Address of principal executive offices, including zip code)

(414) 566-6000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR §230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR §240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR §240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR §240.13e-4(c))
Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.025 per share	QUAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Quad/Graphics, Inc. (the “Company”) completed the fifth amendment (the “Amendment”) to the Company’s April 28, 2014 Senior Secured Credit Facility on November 2, 2021. The Senior Secured Credit Facility was amended to (a) reduce the aggregate amount of the existing revolving credit facility from $500 million to $432.5 million, and extend the maturity of a portion of the revolving credit facility such that $90 million under the revolving credit facility will be due on the existing maturity date of January 31, 2024 (the “Existing Maturity Date”) and $342.5 million under the revolving credit facility will be due on November 2, 2026 (the “Extended Maturity Date”); (b) extend the maturity of a portion of the existing term loan facility such that $91.5 million of such term loan facility will be due on the Existing Maturity Date and $483.9 million will be due on the Extended Maturity Date; (c) make certain adjustments to pricing, including an increase of 0.50% to the interest rate margin applicable to the loans maturing on the Extended Maturity Date; (d) modify certain financial and operational covenants; and (e) modify the interest rate provisions relating to the phase-out of LIBOR as a reference rate.

The following amendments were made to the quarterly financial covenants to which the Company is subject (all financial terms, numbers and ratios are as defined in the Senior Secured Credit Facility, as amended by the fifth amendment):

•On a rolling twelve-month basis, the Total Leverage Ratio, defined as consolidated total indebtedness to consolidated EBITDA, shall not exceed 3.75 to 1.00 for the quarter ending December 31, 2021 and each quarter thereafter.

•Liquidity, defined as unrestricted cash and permitted investments of the Company and its subsidiaries (subject to certain conditions) plus the aggregate amount of the unused revolving credit facility commitments, shall not be less than $181.6 million at any time during the period commencing December 15, 2023 and ending when all obligations owed under the Senior Secured Credit Facility to lenders that are not extending lenders are paid in full.

•On a rolling four-quarter basis, the Senior Secured Leverage Ratio, defined as the ratio of consolidated senior secured net indebtedness to consolidated EBITDA, shall not exceed (a) 3.50 to 1.00 for any fiscal quarter ending prior to December 31, 2023, and (b) 3.25 to 1.00 for any fiscal quarter ending on or after December 31, 2023 (other than, in the case of this clause (b), any fiscal quarter ending on September 30 of any year, each of which shall be subject to a maximum Senior Secured Leverage Ratio not to exceed 3.50 to 1.00).

In addition to the above listed covenants, the following amendment was made to certain limitations on acquisition, indebtedness, liens, dividends and repurchases of capital stock set forth in the Senior Secured Credit Facility:

•If the Company’s Total Net Leverage Ratio, which, on a rolling twelve-month basis, is defined as consolidated net indebtedness to consolidated EBITDA, is equal to or greater than 2.75 to 1.00, the Company is prohibited from making greater than $60 million of dividend payments, capital stock repurchases and certain other payments, over the course of the agreement. If the Company’s Total Net Leverage Ratio is above 2.50 to 1.00 but below 2.75 to 1.00, the Company is prohibited from making greater than $100 million of dividend payments, capital stock repurchases and certain other payments, over the course of the agreement. If the Total Net Leverage Ratio is less than 2.50 to 1.00, there are no such restrictions.

The Senior Secured Credit Facility remains secured by substantially all of the unencumbered assets of the Company. The Senior Secured Credit Facility also requires the Company to provide additional collateral to the lenders in certain limited circumstances.

The foregoing description of the fifth amendment to the Company’s Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the fifth amendment to the Company’s Senior Secured Credit Facility, which is attached as Exhibit 4 to this Current Report on Form 8-K and is incorporated herein.

A copy of the press release announcing the closing of the fifth amendment to the Company’s Senior Secured Credit Facility is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(a)Not applicable.

(b)Not applicable.

(c)Not applicable.

(d)Exhibits. The exhibits listed in the exhibit index below are being filed herewith:

EXHIBIT INDEX

Exhibit
Number

(4)    Amendment No. 5, dated as of November 2, 2021, to Second Amended and Restated Credit Agreement, dated as of April 28, 2014, by and among Quad/Graphics, Inc., as the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

(99)    Quad/Graphics, Inc. Press Release dated November 2, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 2, 2021

QUAD/GRAPHICS, INC.

		By:	/s/ Jennifer J. Kent
		Name:	Jennifer J. Kent
		Title:	Executive Vice President of Administration, General Counsel and Secretary

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